Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-192111) pertaining to the 2012 Equity Incentive Plan, the 2004 Stock Plan, the SignNow, Inc. 2011 Equity Incentive Plan, and the Purewire, Inc. 2008 Stock Incentive Plan of Barracuda Networks, Inc. of our report dated April 29, 2014, with respect to the consolidated financial statements and schedule of Barracuda Networks, Inc. included in this Annual Report (Form 10-K) for the year ended February 28, 2014.

/s/ Ernst & Young LLP

San Jose, California

April 29, 2014